INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FIND/SVP, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-42746, 33-75828, 333-03076, 333-22439 and 333-22445) on Form S-8 of FIND/SVP,
Inc. and subsidiaries of our report dated March 30, 1998, relating to the consolidated balance sheets of FIND/SVP, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of FIND/SVP, Inc. and subsidiaries.

                                                        /S/KPMG PEAT MARWICK LLP
                                                        ------------------------
                                                        KPMG Peat Marwick LLP

New York, New York
March 30, 1998